Exhibit 3.1

THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

PHOENIX NEW MEDIA LIMITED

(adopted by special resolution passed on November 24, 2009)

THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF

PHOENIX NEW MEDIA LIMITED
(adopted by Special Resolution passed on November 24, 2009)

1                                          The name of the Company is PHOENIX NEW MEDIA LIMITED.

2                                          The registered office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1- 1111, Cayman Islands or at such other place as the Directors may from time to time decide.

3                                          The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2009 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4                                          Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law (2009 Revision).

5                                          Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6                                          The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7                                          The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

8                                          The share capital of the Company is US$10,000,000 divided into 1,000,000,000 shares comprising of: (i) 870,000,000 Ordinary Shares of a par value of US$0.01 each ordinary Shares”) and (ii) 130,000,000 convertible Series A Preferred Shares of a par value of US$0.01 each (“Series A Preferred Shares”), with power for the Company insofar as is permitted by applicable law and the Articles of Association to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

9                                          The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

10                                    Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
PHOENIX NEW MEDIA LIMITED
(adopted by Special Resolution passed on November 24, 2009)

INTERPRETATION

1                                          In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Actual Profit”	has the meaning given to such term in Article 7.4.4(vii)(B).

“Additional Ordinary Shares”

means all Ordinary Shares or Ordinary Share Equivalents issued by the Company after the date hereof; provided that the term “Additional Ordinary Shares” does not include (i) the Ordinary Shares issued or issuable under the Employee Stock Option Plan; (ii) Ordinary Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company; (iii) Ordinary Shares issued or issuable upon conversion or exercise of the Series A Preferred Shares; (iv) Ordinary Shares issued in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, as unanimously approved by the Board; and (v) Ordinary Shares issued to one or more strategic corporate partners, as unanimously approved by the Board.

“Affiliates”

means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and the term “affiliated” has the meaning correlative to the foregoing.

“Articles”	means these articles of association of the Company, as amended from time to time.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Board”	means the board of Directors of the Company.

“Company”	means the above named company.

“Control Documents”	has the meaning given to such term in Article 7.2.2.

“Conversion Shares”	has the meaning given to such term in Article 7.4.5(i).

“Directors” or “Director”	means the director(s) the Company.

“Dividend”	includes an interim dividend.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Employee Stock Option Plan”

means the share incentive plan approved by the shareholders of the parent company of the Company on June 20, 2008 with the number of Shares of the Company reserved under such share incentive plan not exceeding 96,000,000 (including all the Shares which certain individual holders (or their respective designees, nominees or assignees) hold by exercising their respective options), as from time to time amended as mandatorily required by the Hong Kong Stock Exchange rules or with the unanimous approval by the Board, including the affirmative approval by the Series A Director.

“Group Companies”

means each of the Company, PHOENIX SATELLITE TELEVISION INFORMATION LIMITED, a company organized and existing under the laws of the British Virgin Islands (the “BVI Co”), FENGHUANG ON-LINE (BEIJING) INFORMATION TECHNOLOGY CO., LTD. （凤凰在线（北京）信息技术有限公司），  a wholly foreign owned enterprise organized and existing under the laws of PRC  (“WFOE”), BEIJING TIANYING JIUZHOU NETWORK TECHNOLOGY CO., LTD.  （北京天盈九州网络技术有限公司）， (and as from the date on which the Control Documents take effect, but not before) a domestic company duly organized and validly existing under the laws of PRC (“Tian Ying”) YIFENG LIANHE (BEIJING) TECHNOLOGY CO., LTD. （怡丰联合（北京）科技有限责任公司），(and as from the date on which the Control Documents take effect, but not before) a domestic company duly incorporated and validly existing under the laws of the PRC (“Yi Feng” and together with Tian Ying, the “Domestic Companies” and each a “Domestic Company”), and any directly or indirectly wholly-owned subsidiary of any Group Company, and of their respective controlled Affiliates (with each of such Group Companies being referred to as a “Group Company”). Notwithstanding the foregoing, Group Companies shall not include PHOENIXI Investment Limited, PHOENIXi INC and Guofeng On-line (Beijing) Information Technology Co., Ltd. （国凤在线（北京）信息技术有限公司）.

“Intel”	means Intel Capital Corporation, including its respective successors and permitted assigns.

“Intel Director”	has the meaning given to such term in Article 86.2.

“Liquidation Event”	has the meaning given to such term in Article 7.2.2.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company, as amended from time to time.

“Morningside”	means Morningside China TMT Fund I, L.P., including its respective successors and permitted assigns.

“Notice of Redemption”	has the meaning given to such term in Article 20.2.

“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded, regard shall be given to the number of votes to which each Member is entitled under the Articles.

“Ordinary Shares”	means a voting share of a par value of US$0.01 each in the share capital of the Company.

“Ordinary Shares Equivalents”	means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.

“Person” or “person”	means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“Preference Amount”	has the meaning given to such term in Article 7.2.1(i).

“Purchase Agreement”

means the preferred share purchase agreement entered into by and among the Company, the WFOE, the Domestic Companies, Morningside, Intel and certain other parties thereto, dated on or about November 9, 2009.

“Qualified IPO”

means a firm-commitment underwritten public offering and listing by the Company of its Ordinary Shares on the NASDAQ Global Select Market or the New York Stock Exchange in the United States or any other exchange in any other jurisdiction (on any combination of such exchanges and jurisdictions) acceptable to the holders of a majority of the then outstanding Series A Preferred Shares and to the Company with aggregate offering proceeds (before deduction of fees, commissions or expenses) to the Company of greater than US$80 million (or any cash proceeds of other currency of equivalent value) implying a valuation of no less than US$400,000,000 immediately before such public offering; in any case, managed by a lead underwriter of international reputation.

“Redemption Price”	has the meaning given to such term in Article 20.4.

“Redemption Event Redemption”	has the meaning given to such term in Article 20.1.

“Redemption Price”	has the meaning given to such term in Article 20.3.

“Redemption Shares”	has the meaning given to such term in Article 20.1.

“Redemption Starting Date”	has the meaning given to such term in Article 20.1.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A Conversion	has the meaning given to such term in Article 7.4.3.

Price”

“Series A Director”	has the meaning ascribed to such term in Article 86.1.

“Series A Original Issue Date”	means the date when the first Series A Preferred Share was issued.

“Series A Original Issue Price”	with respect to each Series A Preferred Share, US$0.1923, as adjusted for any share splits, share dividends, combinations, recapitalizations and other similar transactions.

“Series A Preferred Shares”	means the convertible Series A Preferred Shares of a par value of US$0.01 each in the share capital of the Company, which are designated as Series A Preferred Shares.

“Share” and “Shares”	means a share or shares in the capital of the Company including the Ordinary Shares and Series A Preferred Shares and includes a fraction of a share.

“Shareholders Agreement”

means the shareholders’ agreement entered into by and among the Company, the WFOE, the Domestic Companies and certain other parties thereto, dated on or about November 24, 2009 regarding their respective rights as shareholders of the Company.

“Special Resolution”	has the same meaning as in the Statute save that such resolution must be passed either:

(i)            passed by Members or their proxies holding not less than eighty percent (80%) of votes entitled to do vote at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given and at which a quorum is present; or

(ii)           approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Statute”	means the Companies Law (2009 Revision) of the Cayman Islands.

“Target Profit”	has the meaning given to such term in Article 7.4.4(vii)(A).

“2010 Financial Statement”	has the meaning given to such term in Article 7.4.4(vii)(A).

2                                          In the Articles:

2.1                                 words importing the singular number include the plural number and vice versa;

2.2                                 words importing the masculine gender include the feminine gender;

2.3                                 words importing persons include corporations;

2.4                                 “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5                                 references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6                                 any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7                                 headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8                                 in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

COMMENCEMENT OF BUSINESS

3                                          The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

4                                          The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5                                          Subject to the provisions, if any, in that behalf in the Memorandum and in these Articles (including but not limited to Article 7) and to any direction that may be given by the Company in a general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

6                                          CLASSES, NUMBER, PAR VALUE AND SENIORITY OF THE SHARES

At the date of the adoption of these Articles the authorized share capital of the Company is US$10,000,000 divided into 870,000,000 Ordinary Shares of a par value of US$0.01 each and 130,000,000 convertible Series A Preferred Shares of a par value of US$0.01 each. The rights, preferences or priorities of the Series A Preferred Shares (whether in terms of voting rights, Dividends, liquidation preferences, conversion rights, adjustment to conversion prices, redemption rights or otherwise) shall not be subordinated and shall at all times be at least equal to the rights, preferences or priorities granted to all the other existing or future Members, except with consent of the holders of more than two thirds (2/3) of the then outstanding Series A Preferred Shares.

7                                          DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

7.1                                 Dividends.

7.1.1                        The Board may, subject to the Statute and these Articles, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company). Subject to the Statute and these Articles, no Dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until Dividend in like amount was first paid in full on the Series A Preferred Shares (on an as-converted basis).

7.1.2                        Upon approval of the Board, each holder of a Series A Preferred Share shall be entitled to receive in preference to any payment to the Ordinary Shares, on an annual basis, preferential, non-cumulative Dividends at the rate of eight percent (8%) of the Series A Original Issue Price (as adjusted for any share splits, share Dividends, combinations, recapitalizations or similar transactions) payable (i) in cash, or (ii) at the election of the such holder of a Series A Preferred Share, by converting into Ordinary Shares at the then effective conversion price for Series A Preferred Shares, prior and in preference to any Dividend on any other Shares when declared by the Board. All declared but unpaid Dividends shall be paid in cash when and as such cash becomes legally available to the holders of Series A Preferred Shares immediately prior to the closing of a Qualified IPO,

7.1.3                        In the event the Company shall declare a distribution payable in securities of other persons, assets (excluding cash Dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Shares were the holders of the number of Ordinary Shares of the Company into which their Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

7.1.4                        All declared but unpaid Dividends shall be payable to the holders of the Series A Preferred Shares immediately prior to (i) a Liquidation Event or (ii) the consummation of a Qualified IPO.

7.2                                 Liquidation.

7.2.1                        Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary:

(i)                                     Before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Series A Preferred Shares shall be entitled to receive an amount equal to one hundred thirty percent (130%) of the Series A Original Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) (the “Preference Amount”) per each Series A Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preferred Shares, then such assets shall be distributed among the holders of Series A Preferred Shares, ratably in proportion to the full amounts to which such holder of Series A Preferred Shares would otherwise be respectively entitled thereon.

(ii)                                  After distribution or payment in full of the amount distributable or payable on the Series A Preferred Shares pursuant to Article 7.2.1(i), the remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of Series A Preferred Shares and the outstanding Ordinary Shares on an as-converted basis until the holders of Series A Preferred Shares has received an aggregate distribution or payment, inclusive of the Preference Amount, equal to four (4) times the Preference Amount for each Series A Preferred Shares.

(iii)                               After distribution or payment in full of the amount distributable or payable pursuant to Article 7.2.1(i) and Article 7.2.1(ii), any remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of the outstanding Ordinary Shares. Nothing in these Articles shall be construed to limit the right of the holders of Series A Preferred

Shares to convert part or all of their respective Series A Preferred Shares into Ordinary Shares, foregoing any claim to the Preference Amount in favor of participating ratably in any distribution on the Ordinary Shares.

7.2.2                        Liquidation on Sale or Merger. The following events shall be treated as a liquidation (each, a “Liquidation Event”) under this Article 7.2 unless waived by the holders of at least a majority of the then outstanding Series A Preferred Shares, voting together as a single class on an as-if-converted basis:

(i)                                     any consolidation, amalgamation or merger of the Company, with or into any Person, or any other corporate reorganization, in which Ordinary Share Equivalents held by the Members of the Company immediately before such transaction represent, or are converted into or exchanged for less than fifty percent (50%) of the surviving or acquiring Person’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile) or any sale or acquisition of Ordinary Shares or Ordinary Share Equivalents of the Company as a result of which more than fifty percent (50%) of the Ordinary Shares or Ordinary Share Equivalents are held by one Person or a group of related Persons;

(ii)                                  a sale of all or substantially all of the assets of any Group Company;

(iii)                               the exclusive licensing of all or substantially all of any Group Company’s intellectual property to a third party; or

(iv)                              the termination of, or making any material amendments to, any of the Exclusive Technical Consulting and Service Agreement, Equity Pledge Agreement, Call Option Agreement and Voting Trust Agreement (together, the “Control Documents”) designed to provide the Company through the WFOE with control over, and the ability to consolidate the financials statements of, the Domestic Company, and upon any such event, any proceeds resulting to the Members of the Company therefrom shall be distributed in accordance with the terms of Article 7.2.1.

7.2.3                        In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of Series A Preferred Shares and Ordinary Shares shall be determined in good faith by the Board, or by a liquidator if one is appointed. Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                                     If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)                                  If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed. The holders of at least a majority of the outstanding Series A Preferred Shares or the holders of at least a majority of the outstanding Ordinary Shares shall each have the right to challenge any determination by the Board of fair market value pursuant to this Article 7.2.3, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

7.3           Voting Rights.

Subject to the provisions of the Memorandum and the Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (ii) the holder of each Series A Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and the Articles, or as required by the Statute, the holders of Series A Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members.

7.4           Conversion.

The holders of Series A Preferred Shares shall have the following rights described below with respect to the conversion of the Series A Preferred Shares into

Ordinary Shares. Subject to the provisions of Article 7.4.2, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Series A Original Issue Price divided by the then-effective Series A Conversion Price. For the avoidance of doubt, subject to the provisions of Article 7.4.2, the initial conversion ratio for Series A Preferred Shares to Ordinary Shares shall be 1:1 and shall be subject to adjustment based on adjustments of the Series A Conversion Price as set forth below:

7.4.1                        Optional Conversion.

(i)                                     Subject to and in compliance with the provisions of this Article 7.4.1 and subject to compliance with the requirements of the Statute, any Series A Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective Series A Conversion Price.

(ii)                                  The holder of any Series A Preferred Share who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Series A Preferred Shares being converted. In the event that such holder is unable to deliver the relevant certificate(s), such holder shall also notify the Company or its transfer agent that such certificate has been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. Upon receipt of such notice and share certificate(s) or satisfactory agreement for indemnification in the case of a lost certificate, the Company shall promptly issue the relevant number of Ordinary Shares to such holder by making the relevant entries in the Register of Members, and issue and deliver to such holder a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Series A Preferred Shares upon the conversion of such Series A Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward).

7.4.2                        Automatic Conversion.

(i)                                     Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A Preferred Share shall automatically be converted into Ordinary Shares upon the closing of a Qualified IPO, based on the then effective Series A Conversion Price.

(ii)                                  The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Series A Preferred Shares unless the certificate or certificates evidencing such Series A Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Series A Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Series A Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue the relevant number of Ordinary Shares to such holder by making the relevant entries in the Register of Members, and issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Series A Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one- half being rounded upward).

7.4.3                        Initial Series A Conversion Price. The “Series A Conversion Price” shall initially equal the Series A Original Issue Price, and shall be adjusted from time to time as provided below in Article 7.4.4.

7.4.4                        Adjustments to Series A Conversion Price.

(i)                                     Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)                                  Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Series A Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Series A Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Additional Ordinary Shares (on an as-converted basis) issuable in payment of such dividend or distribution.

(iii)                               Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)                              Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Series A Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)                                 Sale of Shares below the Series A Conversion Price.

(A)                              Adjustment to Series A Conversion Price.

(1)                                  In the event the Company shall at any time after the Series A Original Issue Date issue Additional Ordinary Shares, without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C).

(2)                                  For purposes of the foregoing formula, the following definitions shall apply:

(a)                                  CP2 shall mean the Series A Conversion Price in effect immediately after such issue of Additional Ordinary Shares;

(b)                                 CP1 shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Ordinary Shares;

(c)                                  “A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of Additional Ordinary Shares, treating for this purpose as outstanding all Ordinary Shares issuable upon conversion of or exchange for the Series A Preferred Shares outstanding immediately prior to such issue;

(d)                                 “B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

(B)                                Determination of Consideration. For the purpose of making any adjustment to the Series A Conversion Price or the number of Ordinary Shares issuable upon conversion of the Series A Preferred Shares, as provided above:

i)                                         To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

ii)                                      To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

iii)                                   If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)                                No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the Series A Conversion Prices as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A Conversion Price which would have been in effect had such adjustment been made.

(vi)                              Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 7.4 are not strictly applicable,

but the failure to make any adjustment to Series A Conversion Price would not fairly protect the conversion rights of Series A Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 7.4, necessary to preserve, without dilution, the conversion rights of Series A Preferred Shares.

(vii)                        Performance Valuation Adjustment.

Without limitation to the adjustments described in the other subsections of this Article 7.4, so long as any of the Series A Preferred Shares remain issued and outstanding, the Series A Conversion Price shall be adjusted in accordance with the following provisions:

(A)                              Following the Series A Original Issue Date, the Company shall use its best efforts to achieve a total net profit of not less than RMB80,000,000 (the “Target Profit”) for the financial year of 2010, as determined with reference to the Company’s audited consolidated financial statements under 1FRS or PRC GAAP, of which the selection shall be decided by the Board applied consistently with past periods (the “2010 Financial Statement”) for the twelve (12) month period ending December 31, 2010.

(B)                                In the event that the 2010 Financial Statement reflects actual net profits for the relevant period (the “Actual Profit”) that are less than the Target Profit, the Series A Conversion Price shall be adjusted in accordance with the following formula in order to reflect a one-time adjustment, which adjustment shall be deemed effective as of December 31, 2010:

Actual
New Series A	=	Series A Conversion Price	*	Profit/Target
Conversion Price		(then in effect)		Profit

(C)                                For the avoidance of doubt, (i) any interest loss from any impact of any redemption, and (ii) any other loss solely attributable to any grant of any option pursuant to the Employee Stock Option Plan, should be excluded from the measurement of the Actual Profit.

(D)                               Notwithstanding the foregoing, in no event shall the Series A Conversion Price be adjusted by more than twenty five percent (25%) from the Series A Conversion Price then in effect as a result of this Article 7.4.4(ii).

(viii)                        Certificate of Adjustment. In the case of any adjustment or readjustment of the Series A Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of Series A Preferred Shares after such adjustment or readjustment.

(ix)                                Notices. Any notice required or permitted pursuant to this Article 7.4 shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) business days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

7.4.5                        Mechanics of Conversion.

(i)                                     Conversions made pursuant to this Article 7.4 shall be made by way of redemption of the relevant Series A Preferred Shares and issue of the relevant number of Ordinary Shares determined in accordance with the above articles (“Conversion Shares”). Upon conversion, such Series A Preferred Shares shall be cancelled and all rights with respect to such Series A Preferred Shares, including the rights, if any, to receive Dividends, notices and to vote, shall immediately cease and terminate, except for the right of the holders thereof to receive the Conversion Shares. Any Series A Preferred Shares converted by way of redemption shall be cancelled and the amount of the Company’s issued share capital shall be diminished by the par value of those Series A Preferred Shares accordingly; but each conversion of Series A Preferred Shares shall not be taken as reducing the amount of the Company’s authorized share capital.

(ii)                                  Provided that the total nominal par value of the Series A Preferred Shares being converted is equal to the nominal par value of the Ordinary Shares into which they convert, the Company may, by resolution of the Board, redesignate the Series A Preferred Shares into Ordinary Shares. Upon such resolution, each such Series A Preferred Share to be converted shall be redesignated as a Ordinary Share with the rights, privileges, terms and obligations of such Ordinary Shares and the converted Series A Preferred Share shall henceforth form part of the Ordinary Share into which it has been converted (and shall cease to form part of the Series A Preferred Shares from which it has converted for all purposes hereof).

7.5                                 Acts of the Company Requiring Approval of Holders of Series A Preferred Shares.

(a)                                  In addition to the requirements of Article 48, for so long as any Series A Preferred Share remains outstanding, in addition to any other vote or consent required elsewhere in the Memorandum and the Articles or by the Statute, the Company shall not, by direct action or by merger, consolidation or otherwise (or permit any Group Company to do (substituting references to “Company” with “Group Company” in the provisions and defined terms below as the context requires)), by direct action or by merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than two thirds (2/3) of the then outstanding Series A Preferred Shares, carry out any of the following actions, and in the context of such matters set forth in this Article 7.5 which are by the Statute required to be determined by the Members, the consent of the holders of the Series A Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than two-thirds of the Series A Preferred Shares or by way of a written resolution signed by all holders of the Series A Preferred Shares:

(i)                                     any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of, the holders of Series A Preferred Shares;

(ii)                                  the authorization, creation or issuance of any class or series of securities (or warrants, options or similar rights to acquire such securities) having any right, preference or priority superior to or on a parity with the Series A Preferred Shares, whether in terms of voting rights, Dividends, liquidation preferences, conversion rights, adjustment to conversion prices, redemption rights or otherwise, excluding issuances to employees, directors and consultants pursuant to the Employee Stock Option Plan;

(iii)                               repurchase or redemption of shares (other than pursuant to the terms herein, or conditions upon which such shares are issued and in both cases in accordance with the repurchase or redemption provisions in these Articles) and the issuance of shares with such rights of repurchase or redemption;

(iv)                              stock split, share consolidation or stock Dividend, reclassification or other forms of restructuring of share capital;

(v)                                 any amendment, repeal, modification or change of any provision of the Articles of the Company or the constitutional documents of any other Group Company;

(vi)                              any change in the business scope or nature of the business of the Group Companies (taken as a whole);

(vii)                           any merger, amalgamation, sale, consolidation of any Group Company with or into any other entity or entities or any spin-off, sub-division, or any other transaction of a similar nature or having a similar economic effects as any of the foregoing, or other forms of restructuring of any Group Company;

(viii)                        public offering of any debt or equity securities of any Group Company;

(ix)                                liquidation, dissolution or winding up of any Group Company;

(x)                                   the sale or disposal of or creation of any encumbrance over all or substantially all of the assets of any Group Company or any material asset or undertaking of any Group Company as a result of which such Group Company may not be able to continue or maintain its normal business or the scale of its normal business;

(xi)                                transactions between any Group Company and any of its shareholders, directors, officers, employees or other insiders and any of their family members or affiliates other than transactions occurring in the ordinary course of business and on an arms-length basis and upon full disclosure in writing to the holders of Series A Preferred Shares;

(xii)                             creation of any mortgage, pledge, lien, charge on all or any assets or rights (including intellectual property rights) of the Group Companies (taken as a whole) (other than those in favor of any Group Company) in excess of RMB10,000,000, or providing any type of guarantee by the Group Companies (taken as a whole) (other than those in favor of any Group Company) in excess of RMB10,000,000 and such mortgage, pledge, lien, charge or guarantee is not provided in the annual budget of the Group Companies (taken as a whole)

(xiii)                          any increase or decrease in the number of the board of directors of any Group Company;

(xiv)                         appointment or removal of the auditors of any Group Company and the determination of their fees, remuneration or other compensation;

(xv)                            any extraordinary increase in remuneration, compensation or other benefits (excluding employees’ share options) of any of the five (5) most highly compensated employees of the Group Companies (taken as a whole) of any such individual above 30% of their current entitlements; and

(xvi)                         the incurrence of any expenditure or indebtedness or assumption of any financial obligations or the issue, assumption, or creation of any liability for borrowed money by any Group Company (in one transaction or a series of related transactions) other than those as provided in the annual budget, in excess of US$1,000,000.

(b)                                 Any decision to depart from the Company’s current policy of not declaring, accruing or paying Dividend on any Shares which is not acceptable to the Series A director would give rise to an early and immediate redemption right to each holder of Series A Preferred Shares.

(c)                                  Replacement of and additional appointment to the current chief executive officer, the chief financial officer, the chief operating officer of the Company, or their equivalent as of the date of this Agreement which is not acceptable to the Series A director would give rise to an early and immediate redemption right to each holder of Series A Preferred Shares.

(d)                                 Any significant departure of more than 50% in the forecasted profit of an annual budget or any significant departure of a business plan in the adoption of such annual budget or setting any milestones or corporate benchmarks for the Group Companies from the three-year projections and the business plan submitted by the Company to the holders of Preferred Shares in connection with the transactions contemplated under the

Purchase Agreement would give rise to an early and immediate redemption right to each holder of Series A Preferred Shares.

(e)                                  The creation, adoption or amendment of any equity incentive plan, or equivalent, for the benefit of the Group Companies’ employees, directors and consultants and the amendment to any terms and conditions thereof (save as required by applicable Law or stock exchange rules), which is not acceptable to the Series A director would give rise to an early and immediate redemption right to each holder of Series A Preferred Shares.

REGISTER OF MEMBERS

8                                          The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

9                                          For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

10                                    In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

11                                    If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12                                    A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.

All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13                                    The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14                                    If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

15                                    Subject to the restrictions in these Articles and the Shareholders Agreement as may be applicable, Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

16                                    The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17                                    Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to Article 20 below, the redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.

18                                    Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

19                                    The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

20                                    Redemption Option of Series A Preferred Shares.

20.1                           Right to Redemption. At any time following December 31, 2013 (the “Redemption Starting Date”), each holder of Series A Preferred Shares shall have the right to request the Company to redeem all, but not less than all, of its Series A Preferred Shares and the Company agrees to redeem from such holder of Series A Preferred Shares all, but not less than all, of the Series A Preferred Shares held by such holder of Series A Preferred Shares (the “Redemption Shares”) for the Redemption Price (as defined in Article 20.3) as to each such Redemption Share and on the terms and conditions herein set forth (the “Redemption Event Redemption”).

20.2                           Method of Exercise. On the terms and conditions herein set forth, following a Redemption Starting Date, any holder of Series A Preferred Share may exercise its rights hereunder to sell all or any part of any of its Redemption Shares by delivering to the Company a notice of Redemption Event Redemption (a “Notice of Redemption”) setting forth its desire to exercise the Redemption Event Redemption and the number of Redemption Shares being transferred pursuant to the Redemption Event Redemption.

20.3                           Redemption Price. For the purposes of this Article 20, the “Redemption Price” for each Series A Preferred Share shall be equal to the greater of (i) the Series A Original Issue Price plus such amount necessary to provide an internal rate of return of twenty percent (20%) per annum from the Series A Original Issue Date through the Redemption Closing (as defined below) plus all declared and unpaid Dividends payable with respect to such Series A Preferred Shares, and (ii) the fair market value of the Series A Preferred Shares as determined in good faith by an independent appraiser mutually agreeable to the holders of Series A Preferred Shares and the Company without taking into consideration any liquidity or minority ownership discounts. The cost of such appraisal shall be borne by the Company.

20.4                           Procedure. The right of the Series A Holders to require the Company to redeem all or any portion of any of its Redemption Shares shall become exercisable immediately following Redemption Starting Date. The closing (the “Redemption Closing”) of the Redemption Event Redemption of any Series A Preferred Shares pursuant to this Article 20 will take place within ninety (90) days of the date of the Notice of Redemption at the offices of the Company, or such other date or other place as the holders of Series A Preferred Shares requesting redemption and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Series A Preferred Share requested to be redeemed by paying in cash therefor the Redemption Price against surrender by its holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, subject to the holder of each Series A Preferred Share having received the Redemption Price from the Company, all rights of such holder will cease with respect to such Series A Preferred Share. Any Series A Preferred Shares redeemed in accordance with this Article 20 shall be cancelled and the amount of the Company’s issued share capital shall be diminished by the par value of these Series A Preferred Shares accordingly, but each such redemption shall not be taken as reducing the amount of the Company’s authorized share capital.

20.5                           Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any Redemption Event Redemption payment under this Article 20 is due are insufficient to pay in full all Redemption Event Redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such Redemption Event Redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all Redemption Event Redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such Redemption Event Redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the Redemption Event Redemption payment which the Company did not pay on the date that such Redemption Event Redemption payments were due. Without limiting any rights of the holders of Series A Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to Redemption Event Redemption hereunder with respect to which the Company has become obligated to pay the Redemption Event Redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the Redemption Event Redemption payment has been paid in full with respect to such shares.

VARIATION OF RIGHTS OF SHARES

21                                    If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of two-thirds of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

22                                    The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

23                                    The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

24                                    The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

25                                    The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

26                                    The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

27                                    The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

28                                    To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

29                                    The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

30                                    Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

31                                    A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

32                                    The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

33                                    If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

34                                    An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

35                                    The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

36                                    The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

37                                    No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

38                                    If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

39                                    If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

40                                    A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

41                                    A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

42                                    A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

43                                    The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

44                                    If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

45                                    Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

46                                    If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

47                                    A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND
ALTERATION OF CAPITAL

48                                    Subject to Article 7.5, the Company may by Ordinary Resolution:

48.1                           increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

48.2                           consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

48.3                           by subdivision of its existing Shares or any of them divide the whole or any part of its Share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

48.4                           cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

49                                    All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

50                                    Subject to the provisions of the Statute, the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution and Article 7.5, the Company may by Special Resolution:

50.1                           change its name;

50.2                           alter or add to these Articles;

50.3                           alter or add to the Memorandum with respect to any objects, powers or other matters specified therein;

50.4                           reduce its share capital and any capital redemption reserve fund; and

50.5                           approve the dissolution or liquidation of any Group Company.

REGISTERED OFFICE

51                                    Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

52                                    All general meetings other than annual general meetings shall be called extraordinary general meetings.

53                                    The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint.

54                                    The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

55                                    The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

56                                    A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten percent in par value of the capital of the Company as at that date carries the right of voting at general meetings of the Company.

57                                    The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

58                                    If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

59                                    A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

60                                    At least ten days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

60.1                           in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

60.2                           in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the Shares giving that right.

61                                    The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

62                                    No business shall be transacted at any general meeting unless a quorum is present. Members present in person or by proxy representing not less than fifty percent (50%) of the votes of each class of Shares in issue which are entitled to vote shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.

63                                    A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

64                                    A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

65                                    If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

66                                    The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

67                                    If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their Members to be chairman of the meeting.

68                                    The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

69                                    At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by Statute or these Articles, such requisite majority shall be a simple majority of votes cast.

70                                    Except on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

71                                    A poll on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

72                                    In the case of an equality of votes, the chairman shall be entitled to a second or casting vote.

VOTES OF MEMBERS

73                                    Subject to any rights or restrictions attached to any Shares, every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote for every Share of which he is the holder.

74                                    In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

75                                    A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

76                                    No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

77                                    No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

78                                    Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

79                                    A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

80                                    The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

81                                    The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

81.1                           not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

81.2                           provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

82                                    The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

83                                    Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

84                                    Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

85                                    Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

86                                    There shall be a Board consisting of up to five (5) persons; provided however that the Company may, subject to Article 7.5, from time to time by Special Resolution increase or reduce the size of the Board. All Directors shall be elected by a majority vote of outstanding Ordinary Shares and Series A Preferred Shares (voting together as a single class and on an as-converted basis), provided that:

86.1                           so long as Morningside holds three percentage (3%) or more of Company’s Shares on an as-converted basis, it shall have the right to elect, remove from the office and replace one (1) Director to the Board (the “Series A Director”).

86.2                           so long as Intel holds three percentage (3%) or more of Company’s Shares on an as-converted basis, Intel shall have the right, exercisable at any time at its sole discretion by written notice to the Company, to either (i) “convert” the Intel Observer (as designated and appointed pursuant to the Shareholders Agreement) into one (1) director of the Board (the “Intel Director”) and appoint another non-

voting observer, or (ii) not “convert” the Intel Observer and elect one (1) other representative to be director of the Board, in each case provided that the number of the directors of the Board shall then accordingly increase up to seven (7) with the remaining director to be appointed by the Existing Shareholder (as defined in the Shareholders Agreement) .

86.3                           The Existing Shareholder (as defined in the Shareholders Agreement) shall be entitled to elect four (4) directors of the Board, two of whom shall be then current senior managements of the Company.

Any vacancy on the Board occurring because of the death, resignation or removal of a Director elected by the holders of any class or series of shares as provided above shall be filled by the vote or written consent of the holders of a majority of the shares of such class or series of shares as provided above.

POWERS OF DIRECTORS

87                                    Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

88                                    All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

89                                    The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

90                                    The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

91                                    Subject to Article 86, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

92                                    Subject to Article 86, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

VACATION OF OFFICE OF DIRECTOR

93                                    The office of a Director shall be vacated if:

93.1                           he gives notice in writing to the Company that he resigns the office of Director; or

93.2                           if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

93.3                           if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

93.4                           if he is found to be or becomes of unsound mind.

PROCEEDINGS OF DIRECTORS

94                                    A Director shall be given not less than three (3) days’ notice of meetings of Directors, but a meeting of Directors held without such three (3) days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The fact that a Director has not received the notice does not invalidate the meeting. The Company shall hold at least one (1) board meeting during each fiscal quarter.

95                                    A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of Directors, including the Series A Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

96                                    Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

97                                    A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

98                                    A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

99                                    A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

100                              The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

101                              The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

102                              All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

103                              A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

104                              A Director of the Company who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

105                              A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

106                              A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

107                              A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

108                              No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

109                              A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

110                         The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

111                              The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

112                              The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

113                              The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

114                              The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

115                              The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

ALTERNATE DIRECTORS

116                              Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

117                              An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

118                              An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

119                              Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

120                              An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

121                              A Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

122                         The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

123                        The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

124                         The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

125                         The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

126                         A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

127                              Subject to the Statute and this Article, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

128                              Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

129                              The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

130                              The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

131                              Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

132                              No Dividend or distribution shall bear interest against the Company.

133                              Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

134                         The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

135                         The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

136                    The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

137                    The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

138                              The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

139                              Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

140                              Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

141                              Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

142                              Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

143                              A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

144                              Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

145                              Subject to Article 7.2, if the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

146                              Subject to Article 7.2, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

147                              To the maximum extent permitted by applicable law, every Director, agent or officer of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company against any liability, actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain as a result of any act or failure to act in carrying out his functions, other than such liability (if any) that he may incur by his own fraud, willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud, willful neglect or willful default of such Director, agent or officer.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

FINANCIAL YEAR

148                              Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

149                              If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.